COOPER TIRE & RUBBER COMPANY
                        ----------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  ----------------------------------------


TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Cooper Tire & Rubber Company will be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 4, 1999, at 10:00 a.m. Eastern Daylight Time for the following purposes:

(1)  To elect four (4) Directors of the Company.

(2) To consider a stockholder proposal requesting declassification of the Board of Directors and establishment of annual elections of directors.

(3) To consider a stockholder proposal urging confidential voting at all meetings of stockholders.

(4) To consider a stockholder proposal urging that rights issued pursuant to the Company's Rights Plan be redeemed.

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 8, 1999 are entitled to notice and to vote at the Annual Meeting.


                                     BY ORDER OF THE BOARD OF DIRECTORS
                                                         Stan C. Kaiman
                                                              Secretary
Findlay, Ohio
March 23, 1999

     Please mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. If you are present and vote in person at the meeting, the proxy will not be used.

                      COOPER TIRE & RUBBER COMPANY
               Lima & Western Avenues, Findlay, Ohio 45840
                          March 23, 1999
                          --------------
                          PROXY STATEMENT
                          ---------------
                        GENERAL INFORMATION
                        -------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the "Company") to be used at the Annual Meeting of the stockholders of the Company to be held on May 4, 1999, at 10:00 a.m. Eastern Daylight Time at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance therewith. Abstentions and broker nonvotes are voted neither "for" nor "against", but are counted in the determination of a quorum. Any proxy may be revoked at any time, to the extent that it has not been exercised, by written notice to the Company prior to the meeting, or by execution of a new proxy or by voting by ballot at the meeting.

     Only stockholders of record on March 8, 1999 will be entitled to vote at the Annual Meeting, and each will be entitled to one vote for each share so held. As of March 8, 1999, there were 75,835,268 shares of the Company's Common Stock outstanding. Holders of a majority of the stock of the Company issued and outstanding and entitled to vote must be present or represented by proxy at the Annual Meeting to form a quorum for the transaction of business thereat.

     The matters anticipated to be voted upon by stockholders at the meeting are election of four (4) Directors (Agenda Item 1) and consideration of three stockholder proposals (Agenda Items 2, 3, and 4). For Agenda items 2, 3, and 4, the affirmative vote of the majority of shares represented in person or by proxy at the meeting and entitled to vote on the subject matter will constitute stockholder approval. Directors will be elected by a plurality of the votes of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter.


                             Agenda Item 1
                         ELECTION OF DIRECTORS

     The Bylaws of the Company provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year. By vote of a majority, the Board of Directors has the authority to fix the number of Directors constituting the entire Board at not less than six (6) nor more than twelve (12) individuals, and the number is currently set at ten (10). Four Directors are to be elected to the class having terms expiring this year and shall serve for a three-year term expiring in 2002 and until their respective successors are elected and qualified.

     Unless otherwise specified, the persons named as proxies in the enclosed form of proxy intend to vote for the nominees hereinafter indicated. Although the Board of Directors does not contemplate that any such nominee shall be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is presently intended that the proxies shall be voted for such other person as the Board of Directors may recommend.



(continued)

     Each of the nominees to be elected at the Annual Meeting has previously been elected by vote of the stockholders. J. Alec Reinhardt, an employee since 1976 and a Director since 1983, retired effective February 15, 1999. Thomas A. Dattilo, who assumed the duties of President and Chief Operating Officer effective January 4, 1999, was elected to fill the vacancy on the Board of Directors created by Mr. Reinhardt's retirement. A brief statement of the background of each nominee and each Director who is not a nominee is set forth on the following pages, including for each the period of service as a Director of the Company and the expiration date of the term as a Director.

                        NOMINEES FOR DIRECTOR
                        ---------------------

EDSEL D. DUNFORD                                 Former President and
(PHOTOGRAPH)                        Chief Operating Officer, TRW Inc.

     Mr. Dunford, age 63, was elected President and Chief Operating Officer of TRW, Inc. and named to its Board of Directors in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including executive vice president and general manager of TRW's space and defense businesses. He holds a B.S.E.E. degree from the University of Washington and a master of engineering degree from UCLA, and completed the Executive Program at Stanford University. A member of a number of professional organizations, Mr. Dunford is also a director of Cordant Technologies, Howmet International, and National Steel Corporation.

              Director Since                1994
              Nominee for Term to Expire    2002

JOHN FAHL                                              Vice President
(PHOTOGRAPH)

     Mr. Fahl, age 62, began his career with the Company in 1955, holding various positions in technical, manufacturing, and transportation before joining the purchasing department in 1962. He was named Corporate Director of Purchasing in 1966, was elected a Vice President in 1978, and in 1994 was named President, Tire Operations. He attended Denison University and is a graduate of advanced management programs at Bowling Green State University and Harvard University. Mr. Fahl is a director of The Peoples Banking Company in Findlay, Ohio and of Rurban Financial Corp. in Defiance, Ohio.

              Director Since                1992
              Nominee for Term to Expire    2002

DEBORAH M. FRETZ                   Senior Vice President, Lubricants and
(PHOTOGRAPH)                                     Logistics, Sunoco, Inc.

     Ms. Fretz, age 50, was named Senior Vice President, Lubricants and Logistics, of Sunoco, Inc., an energy company, in 1997. She is responsible for the Lubricants business which includes two refineries, blending and packaging plants as well as all marketing and sales. In addition, she manages all Sunoco's transportation businesses, including pipelines, terminals, trucking and rail. Since joining Sunoco in 1977, she has served in a variety of management positions including President of Sun Pipe Line Company and Sun Marine Terminals from 1991 to 1994. She is a director of GATX Corporation. Ms. Fretz earned a B.S. degree in Biology/Chemistry from Butler University and an M.B.A. in Finance from Temple University, and completed the Senior Executive Program at the M.I.T. Sloan School.

              Director Since                1996
              Nominee for Term to Expire    2002
(continued)

DENNIS J. GORMLEY           Former Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                  Federal-Mogul Corporation

     Mr. Gormley, age 59, joined Federal-Mogul Corporation, a global manufacturer and distributor of precision parts, in 1963. He held sales management, corporate planning, and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer, and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Federal-Mogul Corporation's principal products are vehicular and industrial components. Mr. Gormley is a graduate of Rensselaer Polytechnic Institute with a B.S.M.E. degree.

              Director Since                1991
              Nominee for Term to Expire    2002

                    DIRECTORS WHO ARE NOT NOMINEES
                    ------------------------------

ARTHUR H. ARONSON                       Former Executive Vice President,
(PHOTOGRAPH)                             Allegheny Teledyne Incorporated

     Mr. Aronson, age 63, joined Allegheny Ludlum Corporation in 1988 as Executive Vice President and was elected as a director in 1990. Mr. Aronson was elected President and Chief Executive Officer in 1994, and in 1996 was named Executive Vice President of the successor corporation, Allegheny Teledyne Incorporated, where he also served as President of the Metals Segment. Prior experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products. He is a trustee of Carnegie Mellon University. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. degree in Metallurgy from M.I.T.

              Director Since        1995
              Expiration of Term    2001

THOMAS A. DATTILO                                    President and Chief
(PHOTOGRAPH)                                           Operating Officer

     Mr. Dattilo, age 47, was elected President and Chief Operating Officer of the Company effective January 4, 1999. He was employed at Dana Corporation since 1977, having been appointed President, Sealing Products in 1998 after serving in senior management positions since 1985. He earned a B.A. degree from Ohio State University and a J.D. degree from the University of Toledo, and also completed the Harvard Advanced Management Program. He is a director of American Home Patient, Inc.

              Director Since        1999
              Expiration of Term    2001

JOHN F. MEIER                      Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                                 Libbey Inc.

	Mr. Meier, age 51, has been Chairman and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since it became public in 1993. From December, 1990 to June, 1993, he was a Vice President of Owens-Illinois, Inc. and Executive Vice President and General Manager of its subsidiary, Libbey Glass Inc. His service at Owens-Illinois, Inc. began in 1970 and included various marketing and sales positions. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a director of Keybank, Northwest Region, in Toledo, Ohio.

              Director Since        1997
              Expiration of Term    2000
(continued)                          4

BYRON O. POND                                     Chairman of the Board,
(PHOTOGRAPH)                                      Arvin Industries, Inc.

     Mr. Pond, age 62, joined Arvin Industries, Inc. in 1986 with the acquisition of Maremont Corporation where he served as Chairman, President and Chief Executive Officer. He was appointed Executive Vice President and a director of Arvin in 1990, was elected President and Chief Operating Officer in 1991, and became Arvin's President and Chief Executive Officer in 1993. He was elected Chairman and Chief Executive Officer in 1996 and Chairman of the Board in 1998. Arvin is a worldwide manufacturer of automotive exhaust systems and ride control products for both original equipment and replacement markets. Mr. Pond holds a B.S. degree in Business Administration from Wayne State University. He is a director of Intermet Corporation.

              Director Since        1998
              Expiration of Term    2001

PATRICK W. ROONEY                              Chairman of the Board and
(PHOTOGRAPH)                                     Chief Executive Officer

     Mr. Rooney, age 63, was elected Chairman of the Board and Chief Executive Officer in 1994. He joined the Company in 1956, became general sales manager of the Cooper brand division in 1965, Vice President of the Tire Division in 1969, Vice President of the Company in 1987, President of the Tire Division in 1990, and President and Chief Operating Officer in 1991. A graduate of The University of Findlay with a B.S. degree in Business Administration, Mr. Rooney also completed the Harvard Advanced Management Program. He is a director of the Ohio Bank, Alltrista Corporation, and Huffy Corporation, and is Chairman of the Board of Trustees of The University of Findlay.

              Director Since        1990
              Expiration of Term    2000

JOHN H. SHUEY           Chairman, President and Chief Executive Officer,
(PHOTOGRAPH)                              Amcast Industrial Corporation

     Mr. Shuey, age 53, joined Amcast Industrial Corporation in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Amcast produces fabricated metal products, valves and controls, and cast and tubular metal products. Prior to joining Amcast, he held executive positions at The Trane Company, American Standard, and AM International. Mr. Shuey has a B.S. degree in industrial engineering and an MBA degree, both from the University of Michigan.

              Director Since        1996
              Expiration of Term    2000


Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 23 of this proxy statement.

               EXECUTIVE COMPENSATION AND RELATED INFORMATION

    Audit and Compensation Committee Report on Executive Compensation

     This report is submitted by all members of the Audit and Compensation Committee (the "Committee"), for inclusion in this proxy statement, to explain the Committee's policies applicable to the 1998 compensation reported for the Company's executive officers.

General Philosophy

     The following objectives continue to guide the Company's policies regarding executive compensation:

- To support the attainment of desired Company performance.

- To provide compensation that will attract and retain superior talent and reward performance.

- To align the executive officers' interests with the success of the Company by placing a significant portion of compensation at risk.

     For many years, the compensation of the Company's executive officers has consisted of three components - (a) cash remuneration in the form of salaries and incentive bonuses directly related to financial performance measures, (b) long-term incentive opportunities in the form of stock options, and (c) other benefits typically offered to employees by major corporations.

     The Committee has responsibilities for the first two components.
It recommends to the Board of Directors the cash remuneration for the Company's executive officers and grants options, without further action by the Board of Directors, under the Company's stock-based compensation plans. The third component is discussed briefly below under the heading "Other Compensation Plans".

     The Company has historically targeted aggregate fixed compensation levels for the Chief Executive Officer and other executive officers lower than average compensation levels in the market. Individual pay levels have been based primarily on senior management's assessment of the contributions and responsibilities of each individual officer, with the sum of target pay levels equaling the median of the market for a comparable group of managers.

     The Company and the Committee, with the assistance of a nationally recognized independent executive compensation consulting firm, has conducted a comprehensive review of the Company's executive compensation program. The purpose of this review was to ensure the executive compensation program continues to support the Company's current and future business objectives and is competitive regarding the level of compensation provided, the mix of fixed and variable compensation, and the structural design of the incentive plans.

     The review confirmed the objectives cited above continue to be appropriate and the existing program generally supports these objectives. However, the study also indicated the Company's target incentive levels, particularly long-term incentives, were significantly below the Company's desired position relative to the market. As a result, the Company's pay mix between fixed and variable compensation had become skewed toward base salary relative to competitive market practice.

     In order to emphasize variable, performance-related pay and to maintain the Company's ability to attract and retain key executives now and into the future, the Committee deemed it important to provide a competitive level of total compensation, particularly incentive compensation. Accordingly, the Committee determined it was necessary to begin moving the Company's target cash compensation levels closer to market rates of pay, primarily through increased cash incentive opportunities. It was determined that target compensation level should be moved to the desired level over a four-year period. For long-term incentives, the transition period started with the stock options granted in 1997; for annual incentives, the transition began with the 1998 performance period.

New Incentive Plan

     As a result of its review, the Committee also approved a comprehensive incentive plan which was implemented in 1998. The 1998 Incentive Compensation Plan, which was approved by the stockholders at the Annual Meeting in 1998, provides the flexibility to use a variety of incentive vehicles, including a long-term cash incentive program introduced for 1998.

     In combination with increased stock option grants, the new long-term cash program will help reduce the competitive shortfall in long-term incentives noted earlier. The long-term cash opportunity, which for the executive officer group provides target payouts ranging from approximately 10% to 50% of salary based on performance goals established by the Committee, will focus participants on planning for and achieving long-term financial results. Approximately 30% of each officer's total long-term incentive opportunity will be provided through the long-term cash plan, with the remaining 70% continuing to be delivered through stock options. This mix of stock and cash results in a comprehensive incentive opportunity motivating both operational and market performance.

     The Committee believes these changes will strengthen the alignment between the interests of stockholders and executive officers and allow the Company to continue to properly attract, retain, and motivate high caliber officers and managers of the Company.

Salaries and Bonuses

     Salaries and incentive bonuses paid to the Company's executive officers for 1998 were based upon a program which has been followed each year since 1973. Prior to the start of the fiscal year, average compensation levels are determined for the executive officer positions based upon published compensation data and independent surveys relating to similar size firms in a broad cross-section of industries and each officer's contributions to Company performance. The sum of average compensation levels for the executive officer group is intended to equal the aggregate competitive median total cash compensation (i.e., salary plus bonus) for the group.

     Base salaries for the Chief Executive Officer and the other executive officers are then set at levels lower than the average compensation levels, but near competitive median base salary levels. Company goals defining minimum, average and excellent performance under the Company's annual bonus plan are established considering operational plans, competitive industry information, and prevailing economic conditions.

     Executive officers have a significant portion of their cash remuneration at risk in the event of results below the average performance goal. Beginning with results above the minimum performance goal, incentive bonuses increase cash remuneration such that, at the average performance goal, executive officers' cash remuneration reaches the average compensation levels, though still below competitive median levels, as noted earlier. Greater than average cash remuneration is earned only as results increase further, toward or beyond the excellent performance goal.

     Performance measurement, for purposes of the program, is return on stockholders' equity ("ROE") for officers with primarily corporate responsibilities and return on assets managed ("ROAM") for officers with primarily operational responsibilities. ROE is calculated by dividing the total net income for the year by the total stockholders' equity at the beginning of the year. ROAM is calculated by dividing (a) income

(continued)
before interest, foreign currency gains or losses, and federal income taxes by (b) an average of controlled assets. ROAM, like ROE, is a measurement of employees' success in utilizing resources but, unlike ROE, focuses on specific assets.

     Thus, for any fiscal year the incentive bonus for each executive officer results from measured performance under a formula-driven program determined in advance of that fiscal year, rather than from a subjective evaluation of performance made during or after that fiscal year. The program applies to all executive officers, including the Chief Executive Officer.

Cash Compensation for 1998

     The specifics of the program for total cash compensation, including salaries and incentive bonuses, for executive officers for 1998 was established in late 1997, along with ROE and ROAM performance goals applicable to the program for 1998. Incentive bonuses were based upon the Company's performance for 1998, as measured by the ROE and ROAM performance attained for the year.

     ROE for fiscal year 1998 was 15.2%, which exceeded the Company's average performance goal. Mr. Rooney's remuneration for 1998 as Chairman of the Board, President, and Chief Executive Officer was determined in accordance with the program explained above. It was below competitive median pay levels for his position, consistent with the earlier-cited reference to the Company's below-market compensation levels for its officers. As reported later in this Proxy Statement, Mr. Rooney also received an option for 38,500 shares of Common Stock in 1998 and was awarded a grant of restricted stock in 1999 in lieu of a portion of 1998 cash compensation. Mr. Rooney is also participating in the Company's Long-Term Performance Cash Plan.

     Average compensation levels for the executive officers for 1998 were based upon published data compiled by an independent consulting firm, including data for companies of a size comparable to the Company. Later in this proxy statement there appears a performance graph including an Auto Parts Index. The companies included in the published survey data and in the Auto Parts Index were not identical, although each may include some of the same companies' data.

     The Committee believes that the program structure explained above has consistently provided a fair and appropriate relationship between Company performance and the cash remuneration of its executive officers. For that reason, the Committee authorized the continuation of the program structure, other than the changes made to pay levels, mix of pay, and award determination schedules for fiscal 1999.

Stock Options

     Key employees of the Company, including executive officers, are eligible for annual stock option grants in accordance with a number of plans approved by the stockholders. Stock options have been issued and are currently outstanding under the 1981 Incentive Stock Option Plan (the "1981 Plan"), the 1986 Incentive Stock Option Plan (the "1986 Plan"), the 1996 Stock Option Plan and the 1998 Incentive Compensation Plan. The 1981 Plan and the 1986 Plan were amended in 1988 to allow the granting of nonqualified stock options as well as incentive stock options; nonqualified stock options are not intended to qualify for the tax treatment applicable to incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1996 Plan and the 1998 Incentive Compensation Plan also provide for the granting of non-qualified options.

(continued)

     In awarding stock options to the Company's key executives, including the executive officers, consideration is given to the number of option shares already outstanding. No stock option grants are made which would cause the total number of outstanding option shares exercisable for the first time during any year, or exercisable at any time, to exceed specified percentages of the outstanding Common Stock of the Company. In general, the stock option grants are based on competitive practices and internal equity, as well as on assessments of responsibilities, performance, and contributions. By the terms of each of these plans, no grant of new options may be made following the plan's termination, but grants made prior to termination may be exercised following the Plan's termination.

     Prior to 1997, the number of shares involved in a particular executive officers' stock option grant was derived by dividing a fixed percentage of that executive officer's average compensation by the fair market value of the Company's stock at or near the grant date. However, as an outcome of the 1997 executive compensation review, the method for determining 1997 stock option grant levels was revised. As noted earlier in this report, the Company's recent stock option grants have been significantly below competitive practice, and the Committee determined that grant levels should gradually be increased to provide a more competitive value.

     In combination with the new incentive plan implemented in 1998, stock option grants in 1998 were targeted, as a percentage of salary, to deliver 100% of the median expected market value for long-term incentives, again adjusted for individual contributions. However, because of the Company's below market salaries, the actual value of long-term incentives is slightly below market value.

     It is the opinion of the Committee that this program constitutes an appropriate alignment between the Company's performance and executive compensation and also promotes the common long-term interests of the Company's executive officers and its stockholders.

Broad-Based Stock Option Grant

     As part of the executive compensation study conducted in 1997, the Committee also considered a special grant of stock options to all employees of the Company to help build alignment between the compensation elements for executive officers and the rest of the Company, allow additional Company employees to share in the success of the Company, and further enhance the Company's egalitarian, stockholder-focused culture.

     Following adoption by the stockholders of the 1998 Employee Stock Option Plan at the Annual Meeting in 1998, a grant of stock options was made in July to all full-time employees who did not receive stock options under the 1998 Incentive Compensation Plan. These options are for 100 shares per employee, with the same general terms and conditions as the options granted to executive officers except the vesting period is three years after the grant date.

Other Compensation Plans

     The Company has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Committee again recognizes that one of the most important of these benefits is the Thrift and Profit Sharing Plan, which includes a Company matching contribution in Company stock.

Deductibility of Compensation Over $1 Million

     Regulations issued under Section 162(m) of the Code provide that compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being "performance-based". The Committee believes the 1998 Incentive Compensation Plan includes provisions which comply with the "performance-based" criteria and accordingly should result in the Company retaining the tax deductibility of any amounts earned under this plan in future years.

     Submitted by the Audit and Compensation Committee of the Company's Board of Directors:

            Deborah M. Fretz, Chairman
            Arthur H. Aronson
            Dennis J. Gormley
            John H. Shuey


                            Agenda Item 2

     Alan G. Hevesi, Comptroller of the City of New York, on behalf of The New York City Police Department Pension Fund, c/o Office of
Comptroller, Municipal Building, 1 Center Street, Room 736, New York, NY 10007, the beneficial holder of 43,900 shares of the Company's Common Stock, has given notice of the Fund's intention to introduce the following resolution at the Annual Meeting:

BE IT RESOLVED, that the stockholders of Cooper Tire and Rubber Company request that the Board of Directors take the necessary steps to declassify the Board and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

STOCKHOLDER'S STATEMENT IN SUPPORT OF THIS PROPOSAL

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

BOARD'S RESPONSE TO THIS STOCKHOLDER PROPOSAL

     The Board of Directors believes that a classified board is in the best interests of the Company and its stockholders. Unlike corporations that have had a classified board since their incorporation, the Company submitted the adoption of its classified board to the vote of its

(continued)
stockholders at an annual meeting held on May 7, 1985. Holders of approximately 79% of the Company's shares present and voting at the meeting decided that a classified board was in the best interests of the Company and voted to approve its adoption. At the Annual Meeting of Stockholders last year, The New York City Police Department Pension Fund unsuccessfully sought to reverse the stockholders' 1985 decision and is now again seeking stockholders' approval of the same resolution it presented last year.

     As indicated in the Company's 1985 Proxy Statement, the classified board was one of the provisions proposed by the Board of Directors because it would assist in making it more time-consuming for a substantial stockholder to gain control of the Board of Directors without its consent, assure a measure of continuity in the management of the business and affairs of the Company, and provide the Board of Directors with sufficient time to review any proposal from the substantial stockholder and to consider appropriate alternatives.

     The current Board of Directors continues to believe that a classified board promotes a continuity of policy and a stability of leadership by assuring that experienced personnel familiar with the Company and its business will be on the board at all times. A classified board also prevents precipitous changes in the composition of the board by preventing the election of an entire new board in a single year. Preventing such a precipitous change in control serves to provide informed oversight of corporate policies, business strategies, and operations because a majority of the directors at all times will have had prior experience in the operation of the Company's business.

     Similarly, the Board of Directors believes that a classified board serves as an obstacle to any sudden and disruptive attempts to obtain control of a company. The mere attempt to obtain control or to further some other personal goal, even if unsuccessful, can seriously disrupt the conduct of the business of a company and cause it to incur substantial expense to the detriment of its stockholders.

     A classified board is a common practice which has been adopted by the stockholders of many major corporations. It is specifically permitted by the laws of many states, including the State of Delaware, as well as by the rules of the New York Stock Exchange.

     The affirmative vote of the stockholders of a majority of the shares of Common Stock represented in person or by proxy at the Annual meeting is required for approval of this proposal.

The Board of Directors recommends that stockholders again vote AGAINST
----------------------------------------------------------------------
this stockholder proposal.
-------------------------

                          Agenda Item 3
                     STOCKHOLDER PROPOSAL

     Edwin D. Hill, Trustee of the International Brotherhood of
Electrical Workers' Pension Fund, 1125 Fifteenth St. N.W., Washington D.C. 20005, the beneficial holder of 3,972 shares of the Company's Common Stock, has given notice of the Fund's intention to introduce the following resolution at the Annual Meeting:

RESOLVED: That the shareholders of Cooper Tire and Rubber Corporation ("Company") urge our board of directors to take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its shareholders which includes the following provision:


(continued)

1. that the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identify or any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation; and

2. that the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

STOCKHOLDER'S SUPPORTING STATEMENT

     It is our belief that adoption of a system of confidential proxy voting would be in the best interest of Cooper Tire & Rubber and its shareholders. Confidential balloting is a basic tenet of our country's political electoral process, working to help ensure the integrity of the process. The integrity of the corporate voting process should also be protected against potential abuses given the importance of corporate elections and corporate policies and practices that are determined through the corporate voting processes.

     The implementation of a confidential voting system would enhance shareholder right in several ways. First, in the absence of a system of confidential voting at the company, incumbent managers and directors have the power to review incoming proxy votes prior to a tabulation of those votes. This access to the vote affords management an opportunity to re-solicit proxies from shareholders voting against management. Independent board candidates and shareholders submitting advisory proposals or by-law changes are not afforded the same opportunity, providing incumbents an unfair advantage over non-management shareholders seeking to raise important issues for a shareholder vote.

     Second, we believe that a confidential corporate ballot would help eliminate concerns of retribution that shareholders may have concerning a decision to oppose management nominees and issue positions. It is especially important that institutional investors who may feel that their voting positions may jeopardize actual or potential business with a company have the confidence to vote without concern for anything by the merits of the issue presented for shareholder consideration.

     Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with the feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

     Confidential voting is gaining popularity. Approximately 156 major U.S. publicly traded companies had adopted confidential proxy voting procedures for corporate election. The list of Fortune 500 companies with confidential voting includes AT&T, US West, American Express, American Brands, Coca Cola, Citicorp, Gillette, Exxon, Sara Lee, JP Morgan, Bear Steams, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, Du Pont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox, and many others. It's time for our Company to do the same.

     For the reasons outlined above, we urge you to vote "FOR" the proposal to establish confidential shareholder voting at Cooper Tire & Rubber.

BOARD'S RESPONSE TO THIS STOCKHOLDER PROPOSAL

     It is the opinion of the Board of Directors that the action sought by this stockholder proposal is unnecessary and the reasons advanced to support the proposal are not well founded.
(continued)

     For many years, proxies for the Company's meeting of stockholders have been received, tabulated, and certified by the Company's transfer agent appointed by the Board of Directors to serve as Inspectors of Election. The Inspectors report only the total vote and not the nature of any particular stockholder's vote. Similarly, the proxies of employees having Company stock in the Company's Thrift and Profit Sharing Plan and Pre-Tax Savings Plans are returned directly from the employees to an independent Trustee of the plans for tabulation and voting by the Trustee without identifying any particular employee's vote. Thus, incumbent managers and Directors do not have the power to review incoming proxy votes prior to tabulation, as the proponent suggests, and therefore have no unfair advantage.

     The proponent also suggests that stockholders may have concerns of retribution concerning certain votes. No reports of such concerns have been received either directly from stockholders or indirectly from a representative of stockholders, likely because the Company has consistently conducted stockholder solicitations in a fair and equitable manner. The Board of Directors also recognizes that any stockholder may assure voting privacy by registering stock in the name of a bank, broker, or other nominee.

     The affirmative vote of the stockholders of a majority of the shares of Common Stock represented in person or by proxy at the Annual meeting is required for approval of this proposal.

The Board of Directors recommends that stockholders vote AGAINST this
---------------------------------------------------------------------
stockholder proposal.
--------------------
                            Agenda Item 4
                        STOCKHOLDER PROPOSAL

     Michael R. Fanning, Chief Executive Officer of the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the beneficial holder of 12,266 shares of the Company's Common Stock, has given notice of the Fund's intention to introduce the following resolution at the Annual Meeting:

BE IT RESOLVED: That the shareholders of Cooper Tire and Rubber Co. ("Company") urge the Board of Directors to redeem the shareholder rights issued pursuant to the Preferred Stock Purchase Rights Plan (amended by the Board of Directors in 1998) unless said Plan is approved by a majority of the voting shares at a meeting of shareholders held as soon as is practical.

SUPPORTING STATEMENT

     We strongly believe that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Stock Purchase Right Plan (commonly known as a "poison pill") is a powerful anti-takeover device which effectively prevents a change in control of the Company without the approval of the board of directors, despite a level of performance which may adversely affect shareholder value.

     Cooper Tire's poison pill inhibits a potential bidder of Company stock when they own 15% or more of the outstanding common stock of the Company. Triggering the poison pill has the effect of substantially injuring the bidder by allowing our Board to unilaterally cut by 50% the value of Company shareholdings held by such a person. Such a situation, we believe, precludes shareholders of Cooper Tire from exercising their ownership rights in assessing offers from potential bidders.

(continued)

     The poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings.

     The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past several years, proposals to redeem or allow shareholder votes on poison pills have received majority support at numerous U.S. publicly-traded companies including Advanced Micro Devices, Intel, Ryder and Wellman. Moreover, since 1990 Philip Morris, Time Warner, United Technologies and Lockheed have voluntarily redeemed their poison pills. None of these companies have experienced any adverse impact attributable to redemption of their poison pills.

     Poison pills can pose such an obstacle to takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. While it is impossible to assess the degree to which the poison pill may inhibit performance, it is indisputable that a poison pill effectively deters attempts by shareholders to remove the current board and its management team for nonperformance. Redemption of Cooper Tire's pill would allow shareholders to consider all tender offers, not just those endorsed by incumbent management.

     We urge you to VOTE FOR this proposal.

BOARD'S RESPONSE TO THIS STOCKHOLDER PROPOSAL

     In 1988, the Board of Directors adopted a Rights Plan and declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. In 1998, the Board of Directors amended the Rights Plan to reflect prevailing rights plan terms and to extend the Rights Plan to May 11, 2008.

     The Rights Plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the stockholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board of Directors, which the Company believes is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process, such as one which would not treat all stockholders fairly and equally. The Rights would not affect any takeover proposal which the Board of Directors believes is in the best interests of the Company's stockholders.

     The objective of the Board of Directors in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all stockholders. Companies continue to adopt new rights plans, or renew existing ones, in large numbers; over 500 U.S. companies did so in 1998, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. Studies in March and October of 1988 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies adopting rights plans do not lessen the value of their stock, and, more importantly, that companies with rights plans received higher takeover premiums than those companies without rights plans. The March, 1988 study concluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans. A more recent study by the same firm, in late 1997, reported that rights plans (continued) contributed an additional $13 billion in stockholder value during the past five years, and that stockholders of acquired companies without such protection gave up $14.5 billion in potential premiums. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one.

     The Board of Directors believes that the proper time to consider redemption of the Rights is if and when a specific offer is made to acquire the Corporation's stock. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board of Directors to assure that the stockholders are treated fairly.

     The affirmative vote of the stockholders of a majority of the shares of Common Stock represented in person or by proxy at the Annual meeting is required for approval of this proposal.

The Board of Directors recommends that stockholders vote AGAINST this
---------------------------------------------------------------------
stockholder proposal.
--------------------

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ending December 31, 1996, 1997, and 1998, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to Mr. Rooney, as the Chairman of the Board, President and Chief Executive Officer, and the four most highly compensated officers other than Mr. Rooney who were serving as executive officers as of December 31, 1998 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE
                                                               All Other
                            Annual             Long-Term         Compen-
                         Compensation         Compensation       sation1
                         ------------      -------------------- --------
                                                       Number of
                                                        shares
                                                      underlying
                                           Restricted   stock
Name and Principal                           Stock      option
    Position        Year  Salary    Bonus    Awards     awards
------------------  ----  ------    -----   ---------  --------
Patrick W. Rooney   1998 $434,623  $415,221 $167,279 2  38,500   $54,638
Chairman of the     1997  452,733   397,111       -     33,000    50,872
Board, President    1996  431,174   351,407       -     16,600    45,185
and Chief Executive
Officer

J. Alec Reinhardt   1998  323,081   434,524       -     22,900    44,712
Executive Vice      1997  336,543   295,197       -     18,000    37,816
President           1996  320,517   261,222       -     11,100    33,601

John Fahl           1998  221,306   297,643       -     11,900    18,627
Vice President      1997  230,528   202,206       -     10,500    30,104
                    1996  219,550   178,933       -      5,900    26,615

Roderick F. Millhof 1998  223,938   245,556       -      9,600    27,659
Vice President      1997  159,420   129,506       -      2,600    17,311
                    1996  151,829   110,790       -      1,100    15,521
(continued)
                                     15

William S. Klein    1998  268,516   174,022       -      9,600    26,252
Vice President      1997  267,886   149,386       -      7,000    24,953
                    1996  257,582   122,124       -      3,800    22,185

(1) Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Thrift and Profit Sharing Plan and allocations to the Nonqualified Supplementary Benefit Plan which provides benefits otherwise denied participants because of Internal Revenue Code limitations on qualified benefits.

(2) The award is for 8,210 common shares restricted for a one year period granted in lieu of a portion of 1998 cash compensation.
Dividends will be paid on all restricted common shares distributed to Mr. Rooney during the restricted period. The value of his restricted holdings was $167,792 as of December 31, 1998.

Stock Option Grants

     The following table contains information concerning the grant of stock options under the Company's 1998 Incentive Compensation Plan to the Named Executive Officers during the 1998 fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), a valuation is assigned to each reported option as of the grant date. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be determined only by the market value of the Company's stock at a future date.

                   OPTION GRANTS IN LAST FISCAL YEAR
                                                              Grant Date
                                Individual Grants                Value
                 --------------------------------------------- ---------
                            Percent of
                              total
                 Number of   options
                  shares    granted to                            Grant
                underlying  employees   Exercise                  date
                  options   in fiscal    price     Expiration    present
Name              granted1     year    per share     date2       value3
----------------- --------  ---------  --------- -------------  --------
Patrick W. Rooney   38,500     2.8%    $20.5625  July 20, 2008  $258,132
J. Alec Reinhardt   22,900     1.7      20.5625        - 4          - 4
John Fahl           11,900     0.9      20.5625  July 20, 2008    74,323
Roderick F. Millhof  9,600     0.7      20.5625  July 20, 2008    65,114
William S. Klein     9,600     0.7      20.5625  July 20, 2008    55,895

(1) The options become exercisable for 50% of the shares on the first anniversary of the date of grant and for the balance on the second anniversary of the date of grant.

(2) Subject to earlier expiration if the executive officer ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(3) Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company's Common Stock for the period July 1, 1993 through July 21, 1998, (b) a weighted average risk-free rate of return of 5.5%, (c) a (continued)
                                     16

dividend yield of 1.3%, and (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissible date. No adjustments were made for non-transferability or forfeiture.

(4) Due to the retirement of J. Alec Reinhardt, these options will not vest and therefore have no value at the Grant Date.

Option Exercises and Holdings

     The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the 1998 fiscal year and unexercised options held as of the end of the fiscal 1998 year.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES
                                       Number of       Value of unexer-
                                    shares underlying    cised in-the-
                                   unexercised options money options1 at
                   Shares          at fiscal year-end   fiscal year-end
                  acquired         ------------------  ----------------
                     on     Value   Exercis-  Unexer-  Exercis-  Unexer-
Name              exercise realized  able     cisable    able    cisable
----------------- -------- -------- --------  -------  --------  -------
Patrick W. Rooney    -        -      78,300   55,000   $131,044  $2,406
J. Alec Reinhardt    -        -      42,200   31,900     23,588   1,431
John Fahl            -        -      26,050   17,150     34,288     744
Roderick F. Millhof  -        -      11,300   10,900     59,194     600
William S. Klein     -        -      18,500   13,100     18,950     600

(1) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $20.625, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Long-Term Performance Cash Plan

     The following table sets forth information, with respect to the Named Executive Officers, concerning the grant of long-term performance cash awards under the Company's 1998 Incentive Compensation Plan during the 1998 fiscal year.

           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                           Performance or
                         Other Periods Until           Target
Name	                   Maturation or Payout1        Payouts2
-------------------   ---------------------------     --------
Patrick W. Rooney     1/1/1998 through 12/31/2000     $220,000
J. Alec Reinhardt     1/1/1998 through 12/31/2000      110,000
John Fahl             1/1/1998 through 12/31/2000       65,000
Roderick F. Millhof   1/1/1998 through 12/31/2000       50,000
William S. Klein      1/1/1998 through 12/31/2000       50,000

(continued)
                                     17


(1) A participant must be an employee at the end of the Performance Period to receive the proceeds of the grant; except that if such participant dies, retires or becomes disabled prior to the end of the Performance Period, he will receive a prorated award earned based on the portion of the Performance Period he was an employee.

(2) Payouts of awards are tied to the achievement of specified levels of ROE or ROAM for the three-year Performance Period and will be made during the first quarter of 2001. The target award amounts will be earned if 100% of the targeted ROE or ROAM is achieved. No payouts of awards will be made if the ROE or ROAM results achieved fall below a "minimum" level. Results earned in excess of targeted ROE or ROAM are not capped, with awards accruing at rates of 16-2/3% for each additional 1% ROE or ROAM achieved until a "maximum" ROE or ROAM is achieved, then accruing at 15% for each additional 1% ROE or ROAM achieved beyond the "maximum."

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees' Retirement Plan, a qualified defined benefit pension plan, as well as under the Company's Nonqualified Supplementary Benefit Plan, which provides benefits that would otherwise be denied participants by reason of certain Code limitations on qualified plan benefits.

                         PENSION PLAN TABLE
                          Years Of Service
Remuneration  20       25      30       35       40       45       50
------------ ----     ----    ----     ----     ----     ----     ----
$300,000  $ 90,000 $112,500 $135,000 $157,500 $180,000 $202,500 $225,000
 350,000   105,000  131,250  157,500  183,750  210,000  236,250  262,500
 400,000   120,000  150,000  180,000  210,000  240,000  270,000  300,000
 450,000   135,000  168,750  202,500  236,250  270,000  303,750  337,500
 500,000   150,000  187,500  225,000  262,500  300,000  337,500  375,000
 550,000   165,000  206,250  247,500  288,750  330,000  371,250  412,500
 600,000   180,000  225,000  270,000  315,000  360,000  405,000  450,000
 650,000   195,000  243,750  292,500  341,250  390,000  438,750  487,500
 700,000   210,000  262,500  315,000  367,500  420,000  472,500  525,000
 750,000   225,000  281,250  337,500  393,750  450,000  506,250  562,500
 800,000   240,000  300,000  360,000  420,000  480,000  540,000  600,000
 850,000   255,000  318,750  382,500  446,250  510,000  573,750  637,500
 900,000   270,000  337,500  405,000  472,500  540,000  607,500  675,000
 950,000   285,000  356,250  427,500  498,750  570,000  641,250  712,500

     Remuneration in the table above is the average of a participant's annual compensation, as reported in the Summary Compensation Table, during the highest five out of the last ten years of employment. Benefits shown reflect estimated straight-life annuity payments assuming normal retirement at age 65; the benefits are not subject to deduction for Social Security or other offset amounts.

     The credited years of service at normal retirement for each of the executive officers named in the Summary Compensation Table, with the exception of Mr. Reinhardt who has retired, will be as follows: Patrick
W. Rooney - 42.3; John Fahl - 46.2; William S. Klein - 32.3; and
Roderick F. Millhof - 15.5.

Employment Agreements

     The Company entered into employment agreements with Patrick W. Rooney, effective January 1, 1991, and with John Fahl, effective January 1, 1995. The agreements provide for the payment of an annual base salary and for participation in certain employee benefit plans. The current base salaries payable to Messrs. Rooney and Fahl under the agreements are $456,355, and $232,372, respectively, which amounts are reviewed annually and may be increased but not decreased. In addition, these executive officers receive cash bonuses as described earlier in this proxy statement. The initial term of each agreement is four (4) years, with the term being automatically extended for one year each January 1 unless either the Company or the executive officer gives prior written notice of its or his desire not to extend the term. In no event will the term extend beyond the executive officer's 65th birthday.

     The agreements restrict these executive officers from competition with the Company, unless the prior written consent of the Board of Directors is received, and prohibit disclosure of confidential information. In addition, the agreements provide that in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason, the executive officer is entitled to receive severance benefits for the remainder of the term equal to his average annual compensation during the five years prior to the year in which such termination occurs. In the event that any payment of such severance benefits would, under the Internal Revenue Code of 1986, as amended, trigger the imposition of an excise tax on, and the loss of a deduction to the Company or its successors for, all or any part of the payments, such payments shall be reduced until no such excise tax is imposed or deduction lost.

     The agreements also provide (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term, (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the benefits which would have accrued under the Salaried Employees' Retirement Plan or the Nonqualified Supplementary Benefit Plan, based on full vesting and additional service credit, and
(b) the amount of the benefits actually accrued at the date of termination, (iii) a lump sum cash payment equal to the difference between the exercise price of stock options held by the executive officer and the fair market value of the stock subject to such options at the time of termination, and (iv) any legal expenses and fees incurred as a result of his termination of employment. "Cause" under the agreements generally includes the willful failure of the executive officer to substantially perform his duties or the commission of a felony or his engaging in some type of willful misconduct which is materially injurious to the Company. "Good Reason" generally includes any reduction in salary, benefits, an alteration of the executive officer's responsibilities or status, relocation of the Company, and failure of any successor of the Company or its business to assume the employment agreements.

Compensation of Directors

     The Company pays each Director who is not a Company officer an annual retainer of $14,000 together with a $2,750 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are Company Officers receive no additional compensation for serving as Directors. During 1998, Board meetings were held on six days, and the Audit and Compensation Committee met three times on days other than on a Board meeting day.



(continued)

     At the Annual Meeting in 1991, stockholders approved the 1991 Stock Option Plan for Non-Employee Directors. Only Directors who are not present or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") may participate in this Plan. The maximum number of shares of the Company's Common Stock which may be issued pursuant to options granted under the Plan is currently 100,000 shares, subject to adjustment for subsequent stock splits, stock dividends, or other specified events. The number of option shares granted to a Non-Employee Director each year is determined pursuant to a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director's total compensation paid by the Company for the previous fiscal year, which percentage is based upon the Company's return on equity for such previous fiscal year. The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date, calculated by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on that date. The maximum number of option shares which may be awarded to a Non-Employee Director in any year is currently 1,000. All options granted pursuant to the Plan are unexercised, except that an option for 236 shares was exercised during 1993 and options for 1,000 shares each were exercised during 1996 and 1997. Information regarding unexercised options for each Director is indicated in the table on page 23 of this proxy statement.

     Last year, stockholders approved the 1998 Non-Employee Directors Compensation Deferral Plan. This plan permits Non-Employee Directors of the Company to defer some or all the fees payable to them for service on the Board. Only Directors who are not, and have not been, employees of the Company or any of its subsidiaries may participate in the Deferral Plan. Amounts deferred and dividend equivalents are converted into phantom stock units and credited to a bookkeeping account established for this purpose. The number of phantom stock units credited is determined by dividing the amount of the deferred Director's fees by the fair market value of a share of Company Common Stock as of the date of crediting. A Director's account will be settled through the delivery of a corresponding number of shares of Common Stock to the Director on the payment date or dates selected by the Director in connection with the Director's initial deferral election. Payment must commence on the date specified in the deferral election form (or earlier if the Director ceases to be a member of the Board) and be made in either a lump sum or through no more than five annual installments.

Five-Year Stockholder Return Comparison

     The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poors ("S&P") 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose the S&P Auto Parts After Market Index as the most appropriate of the nationally recognized industry standards and used that index for its stockholder return comparisons in the Proxy Statements for its Annual Meetings of Stockholders held in 1993 through 1998. The particular stocks in each index are selected by S&P, and each index includes the Company's stock. In June of 1996, S&P changed the name and composition of its Auto Parts After Market index. The revised name is Auto Parts & Equipment, and that index deleted two stocks from the former index and added four new stocks.






(continued)

     The following chart assumes three hypothetical $100 investments on December 31, 1993, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                   AMONG THE COMPANY, S&P 500 INDEX
                AND S&P AUTO PARTS & EQUIPMENT INDEX
      1993       1994       1995       1996       1997       1998
      ----       ----       ----       ----       ----       ----
    $100.00    $ 95.36    $100.46    $ 81.67     $102.40    $ 87.48
     100.00     101.32     139.40     171.40      228.59     293.91
     100.00      87.21     107.82     120.97      151.30     171.30

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1998 the Company's Board of Directors held five Board meetings, seven meetings of the Board's Audit and Compensation Committee and two meetings of the Board's Nominating Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year.

     The Company's Audit and Compensation Committee consists of Directors Aronson, Fretz, Gormley and Shuey. The functions of this Committee include recommending the engaging and discharging of the Company's independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls. In addition, the Committee recommends the remuneration arrangements for the Company's officers, the adoption of a compensation plan in which officers are eligible to participate, and the granting of options or other benefits under any such plan.

     The Nominating Committee, composed of Directors Dunford, Meier, Pond, and Rooney conducts the search for, evaluation of, and proposal to the Board for nomination of qualified, competent and worthy candidates. The Nominating Committee will consider candidates proposed by stockholders of the Company or other parties. Such a recommendation must be in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors for a number of years and will continue in that capacity during 1999. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates. During 1998, Ernst & Young LLP rendered audit and related services to the Company, including an audit of the Company's annual financial statements. There is no understanding or agreement between the Company and its independent auditors that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates. (continued)

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so. Professional services rendered by the Company's independent auditors are reviewed by the Audit and Compensation Committee both as to the advisability and scope of the service, and also to consider whether such service would affect the continuing independence of the Company's independent auditors.

BENEFICIAL OWNERSHIP OF SHARES

     The information which follows is furnished as of March 8, 1999, to indicate those persons known by the Company to be holders of record of, or who may be the beneficial owners of, more than 5% of any class of the Company's voting securities.

                Name and Address of      Amount and Nature of    Percent
Title of Class    Beneficial Owner       Beneficial Ownership   Of Class
--------------  -------------------      --------------------   --------
Common Stock      National City1            8,314,086 shs2       11.0%
                  P.O. Box 5756
                  Cleveland, OH  44101-0756

Common Stock      Amvescap PLC              7,384,346 shs3        9.7%
                  11 Devonshire Square
                  London EC2M4YR
                  England

(1) Trustee for the Company's Thrift and Profit Sharing Plan and the Pre-Tax Savings Plans at the Auburn, Bowling Green, Clarksdale, Findlay, El Dorado, and Texarkana Plants.

(2) National City, in its fiduciary capacity as Trustee of each Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants. However, if no such instructions are received by the close of business two (2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant's shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(3) According to a filing on Schedule 13G with the Securities and Exchange Commission dated February 10, 1999, subsidiaries of Amvescap PLC, a holding company, hold the indicated shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares; the shares are held solely for investment purposes in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to no shares, shared power to vote with respect to all the indicated shares, sole power to dispose with respect to no shares, and shared power to dispose with respect to all the indicated shares.

     The information which follows is furnished as of March 8, 1999, to indicate ownership by all executive officers and Directors of the Company, as a group, and each Named Executive Officer, Director or nominee, individually, of each class of the Company's voting securities. Unless otherwise indicated, the nature of the beneficial ownership consisted of sole voting and investment power.

(continued)

                        Name of          Amount and Nature of  Percent
Title of Class     Beneficial Owner      Beneficial Ownership  of Class
--------------     ----------------      --------------------  --------
Common Stock   All executive officers and   1,303,124 shs1       1.7%
               Directors as a group
Common Stock   Arthur H. Aronson                1,489 shs2, 3     *
Common Stock   Thomas A. Dattilo               30,000 shs4        *
Common Stock   Edsel D. Dunford                12,477 shs2        *
Common Stock   John Fahl                      108,641 shs2        *
Common Stock   Deborah M. Fretz                 1,458 shs2, 3     *
Common Stock   Dennis J. Gormley                3,007 shs2        *
Common Stock   William S. Klein               197,471 shs2        *
Common Stock   John F. Meier                    1,254 shs2, 3     *
Common Stock   Roderick F. Millhof             17,765 shs2        *
Common Stock   Byron O. Pond                    1,000 shs         *
Common Stock   J. Alec Reinhardt              326,576 shs2        *
Common Stock   Patrick W. Rooney              323,938 shs2, 5     *
Common Stock   John H. Shuey                      999 shs2, 3     *

      *Less than 1%
(1) Includes 225,284 shares obtainable on exercise of stock options within 60 days following March 8, 1999, which options have not been exercised. The nature of the beneficial ownership consists of 414,986 shares subject to sole voting and investment power, and 8,904 shares subject to shared voting and investment power. Of the shares shown as beneficially owned, 615,740 or .81% of the shares outstanding, are shares held in the Company's Thrift and Profit Sharing Plan for the account of the various officers and Directors.

(2) Includes shares obtainable on exercise of stock options within 60 days following March 8, 1999, which options have not been exercised, as follows: Arthur H. Aronson - 989; Edsel D. Dunford - 1,477; John Fahl - 26,050; Deborah M. Fretz - 808; Dennis J. Gormley - 3,007; William S. Klein - 18,500; John F. Meier - 254; Roderick F. Millhof - 11,300; J. Alec Reinhardt - 42,200; Patrick W. Rooney - 78,300; and John H. Shuey - 499.

(3) In addition, pursuant to the 1998 Non-Employee Directors Compensation Deferral Plan explained at page 20 of this proxy statement, the following Directors deferred fees for service on the Board during a portion of 1998 and were credited with the following number of phantom stock units: Arthur H. Aronson - 1,261; Deborah M. Fretz - 504; John F. Meier - 490; and John H. Shuey - 1,247.

(4) The shares, awarded under the 1998 Incentive Compensation Plan, are restricted as follows: 10,000 shares for a one year period, 10,000 shares for a two year period, and 10,000 shares for a three period.

(5)   Includes 8,210 shares, awarded under the 1998 Incentive
Compensation Plan, restricted for a one year period.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company.


(continued)

     To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1998, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

           STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2000

     Any stockholder who intends to present a proposal at the 1999 Annual Meeting in 2000 and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company not later than November 23, 1999.

                    SOLICITATION AND OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson & Co., New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,500, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, telegram or personal interview, request the return of proxies.

     Please mark, execute and return the accompanying proxy so that your shares may be voted at the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS
                                               Stan C. Kaiman, Secretary
                                                          March 23, 1999

     IMPORTANT:   All stockholders are earnestly requested to mark,
date, sign and mail promptly the enclosed proxy for which an envelope is provided.

\



                               <LOGO>
                     COOPER TIRE & RUBBER COMPANY


                              NOTICE
                  of Annual Meeting of Stockholders
                        and Proxy Statement

                           May 4, 1999

                            IMPORTANT:
           All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                       COOPER TIRE & RUBBER COMPANY
                       ----------------------------


March 23, 1999



Dear Stockholder:

Enclosed is a Notice of our Annual Meeting on May 4, 1999 and a Proxy Statement describing the business to be conducted at the meeting.

Your vote is important on each of the four agenda items, whatever number of shares you hold. Whether you plan to attend the meeting or not, please remove the proxy form below, complete it and return it in the envelope provided.

Sincerely,


/s/Patrick W. Rooney
--------------------
Patrick W. Rooney
Chairman of the Board and Chief Executive Officer


-----------------------------------------------------------------------

  IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY AGENDA ITEM, THEY WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES AS
DIRECTORS, AND "AGAINST" AGENDA ITEMS 2,3, AND 4.

      AFTER COMPLETING THE REVERSE SIDE OF THIS PROXY FORM, PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.

Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Signature(s)--------------------------------  Date---------------



Signature(s)--------------------------------  Date---------------

                     COOPER TIRE & RUBBER COMPANY

     This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints T. A. Dattilo, J. Fahl, S. C. Kaiman, and P. W. Rooney and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio, on May 4, 1999, and any adjournment thereof, and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 8, 1999, upon the matters set forth in the notice of said meeting and listed below. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" the nominees listed
------------------------------------------------------------------
below:
------

1.  Election of Directors      ( ) FOR the nominees listed below:
    ( ) WITHHOLD authority to vote for the nominees listed below:

    Edsel D. Dunford   John Fahl   Deborah M. Fretz   Dennis J. Gormley

               (INSTRUCTION:  To withhold authority to vote for an
                individual nominee, write that nominee's name in the space provided here.)


                -----------------------------------------------------

The Board of Directors recommends a vote "AGAINST" Agenda Items 2, 3,
---------------------------------------------------------------------
and 4
-----

2.  Action on a stockholder proposal.
    ( ) FOR     ( ) AGAINST     ( ) ABSTAIN

3.  Action on a stockholder proposal.
    ( ) FOR     ( ) AGAINST     ( ) ABSTAIN

4.  Action on a stockholder proposal.
    ( ) FOR     ( ) AGAINST     ( ) ABSTAIN




      IMPORTANT:  PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE.